Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRACON PHARMACEUTICALS, INC.

TRACON Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify:

FIRST: The original name of the Company was Lexington Pharmaceuticals, Inc. The date on which the Company’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware is October 28, 2004.

SECOND: The Board of Directors of the Company (the “Board”), acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), adopted resolutions approving and deeming advisable an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”), as follows:

The first paragraph of Paragraph A of Article IV of the Restated Certificate is hereby amended and restated to read in its entirety as follows:

“A.  The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Company is authorized to issue is 50,000,000 shares.  40,000,000 shares shall be Common Stock, each having a par value of $0.001. 10,000,000 shares shall be Preferred Stock, each having a par value of $0.001.”

THIRD: The foregoing amendment was submitted to the stockholders of the Company for their approval at a special meeting of stockholders which was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment. Accordingly, said amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

FOURTH: This Certificate of Amendment shall become effective on December 7, 2020 at 4:00 p.m. Eastern Time.

IN WITNESS WHEREOF, TRACON Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on December 7, 2020.

TRACON Pharmaceuticals, Inc.

By:	/s/ Charles Theuer, M.D., Ph.D.
Charles Theuer, M.D., Ph.D.
President and Chief Executive Officer